                                            PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                                   (A Prudential Financial Company)
                                                  [ONE CORPORATE DRIVE, P.O. BOX 883
                                                      SHELTON, CONNECTICUT 06484]

                              [HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION] BENEFIT RIDER

This Rider is made a part of your Annuity.  For purposes of this Rider, certain provisions of your Annuity are amended as described below.  If the terms of the Annuity and those of this Rider conflict, the provisions of this Rider shall control.  Should this Rider terminate, any amended or replaced Annuity provisions based on this Rider's terms will revert back to the provisions in your Annuity, except as may be provided below.

This Rider makes provision for guaranteed minimum payments for the lifetime of a single Designated Life or Spousal Designated Lives
(defined below).  In addition, this Rider makes provision for a Guaranteed Minimum Account Value Credit ("GMAVC") if you meet certain requirements. This Rider also makes provision for an optional death benefit ("Beneficiary Income Option") payable upon the death of the single Designated Life or the second to die of the Spousal Designated Lives.  These provisions are described below.  The benefits under this Rider continue until and unless the benefits terminate as described below in "Termination of Benefits."  If your Account
Value is depleted (reduced to zero) and there are any remaining values, we pay a remaining value as guarantee payments ("Guarantee
Payments").

Definitions:  For purposes of this Rider, the following definitions apply:

        Account Value:  The definition of "Account Value" in your Annuity also includes the value of the Transfer Account.

        Adjusted Purchase Payments:  Purchase Payments increased by any Credits applied to your Account Value in relation to Purchase
        Payments and decreased by any charges deducted from such Purchase Payments.

        Benefit Quarter:  A three month period beginning on the Effective Date and each three-month anniversary of the Effective Date, and ending on the last day of that three-month period.

        Designated Life/Lives:  The natural person(s) who is the measuring life/lives for the benefits described in this Rider and who is the person(s) shown in the Schedule Supplement.

        Effective Date:  The Effective Date of this Rider is shown in the Schedule Supplement.

        First Death:  The death of the first of the Spousal Designated Lives to die.

        Fixed Rate Option(s):  An allocation option which we may make available that is credited a fixed rate of interest for a specified period of time and is to be supported by assets in our general account.

        Owner/Participant:  The term "Owner" may be referred to as "Participant" in your Annuity.  In this Rider, for simplicity, the
        Participant is referred to as Owner.

        Spouse:  An individual whom we believe would be recognized as a spouse under federal law.

        Tenth Anniversary Date:  The tenth anniversary of the Effective Date.

        Transfer Account:  Account Value is transferred to and from the Transfer Account, as determined by the Transfer Calculation
        Formula, as explained in the Schedule Supplement.

        Transfer Calculation Formula:  A formula which we use to determine whether assets should be transferred to and from the
        Transfer Account.  The Transfer Calculation Formula is set forth in the Schedule Supplement.

Other capitalized terms in this Rider are either defined in the Rider or in your Annuity.

Owner, Annuitant and Beneficiary Designations:  For purposes of electing and maintaining this Rider, the designations under your
Annuity must be as follows:

For a single Designated Life:
         If the Owner is a natural person, the Owner must also be the Annuitant and the Designated Life.  If the Owner is an entity that we permit, the Annuitant must be the Designated Life.  You may not name a Co-Owner if a single Designated Life is listed in the Schedule Supplement.

For Spousal Designated Lives:
         Such persons must be each other's Spouses at the time this Rider is elected and at the First Death.  If the Owner is a natural person, he/she must be the Annuitant, and one of the Spousal Designated Lives.  The sole primary Beneficiary must be the other Spousal Designated Life for as long as the first Spousal Designated Life Owner is alive.  If a Co-Owner is named, he/she must be the other Spousal Designated Life.  No additional Co-Owners may be named.  While both Spousal Designated
         Lives are alive, each Co-Owner must be designated as the other Co-Owner's primary Beneficiary.  If the Owner is an entity that we permit, the Annuitant must be a Spousal Designated Life, and the Annuitant's Spouse must be the other Spousal
         Designated Life.  This benefit cannot be utilized when the Owner is an entity unless we allow for the continuation of the
         Annuity and this Rider by the surviving Designated Life after the First Death.

While this Rider is in effect, the single Designated Life/Spousal Designated Lives may not be changed.  This may restrict your ability to make changes to Owner/Annuitant designations.  You may name a new Beneficiary(ies), subject to the other limitations on
Beneficiary designations noted above with respect to Spousal Designated Lives. However, such new Beneficiary(ies) will not be a
Designated Life, and would therefore result in the Rider terminating at the First Death.

Please note that you have the spousal version of this Rider only if there are Spousal Designated Lives listed on the Schedule
Supplement.

Annual Income Amount:  We guarantee that, subject to the limits and conditions outlined in this Rider, each Annuity Year you may take an income amount ("Annual Income Amount") as one or multiple withdrawals.  The initial Annual Income Amount is determined at the time of the first withdrawal after the Effective Date by applying the applicable Annual Income Percentage shown in the Schedule Supplement to the Protected Withdrawal Value (described below).  The applicable Annual Income Percentage is based on the attained age of the single Designated Life, or the younger of the Spousal Designated Lives, on the date of the first withdrawal after the Effective Date.

If you have elected this benefit with Spousal Designated Lives, and one of the Designated Lives is removed for any reason (divorce, death, etc.), we will continue to use the date of birth of the younger of both those Spousal Designated Lives for purposes of calculating the applicable Annual Income Percentage.

Protected Withdrawal Value:  The Protected Withdrawal Value is used to calculate the initial Annual Income Amount and is also used in the calculation of the Beneficiary Income Option described in this Rider.  It is also the basis for the charge for this Rider.  The
Protected Withdrawal Value is a value calculated solely for purposes of this Rider.

On the Effective Date, the Protected Withdrawal Value is equal to your Account Value.  On each Valuation Day thereafter, until the earlier of the date of the first withdrawal or a Periodic Value Cut-off Date, if any, shown in the Schedule Supplement, the Protected
Withdrawal Value is equal to the "Periodic Value" described below.

If you have not made a withdrawal on or before the Periodic Value Cut-off Date, we will continue to calculate the Protected
Withdrawal Value.  Until you have made a withdrawal, the Protected Withdrawal Value is equal to the greater of:

(1)      (1)      the Account Value; and

         (2)        the Periodic Value on the Periodic Value Cut-off Date, increased for subsequent Adjusted Purchase Payments.

Once the first withdrawal is made after the Effective Date, the Protected Withdrawal Value is equal to the greatest of:

(1)      the Account Value; and

(2)      the Protected Withdrawal Value on the date of the first withdrawal, increased for subsequent Adjusted Purchase Payments and reduced for subsequent withdrawals; and

(3)      the highest quarterly Account Value upon any Step Up.  Please refer to the "Step-Ups" provision for details.

Periodic Value:  The Periodic Value initially is equal to the Account Value on the Effective Date.  On each Valuation Day thereafter, until the earlier of the first withdrawal or the Periodic Value Cut-off Date, we recalculate the Periodic Value.  Specifically, on each such Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greatest of:

         (1)      the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate indicated in the Schedule Supplement during the calendar day(s) between the Prior
                  Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Adjusted Purchase
                  Payment made on the Current Valuation Day; and

         (2)      the Account Value; and

         (3)      if the Current Valuation Day is on the Tenth Anniversary, and if no withdrawals have been taken prior to the Tenth
                  Anniversary, the sum of:

(a)      200% of the Account Value on the Effective Date;

(b)      200% of all Adjusted Purchase Payments made within one year after the Effective Date; and

(c)      all Adjusted Purchase Payments made after one year following the Effective Date up to the Tenth Anniversary.

Impact of Withdrawals:  Any withdrawals reduce the remaining Annual Income Amount available during an Annuity Year by the amount of each withdrawal.  Withdrawals in an Annuity Year that, in total, do not exceed the Annual Income Amount for that Annuity Year do not reduce the Annual Income Amount in subsequent Annuity Years.  The Protected Withdrawal Value is reduced by the amount of each withdrawal that does not exceed the Annual Income Amount for that Annuity Year.

All or any portion of a withdrawal that exceeds the Annual Income Amount for that Annuity Year is considered excess income ("Excess
Income").  Each withdrawal of Excess Income that occurs once you have withdrawn that Annuity Year's Annual Income Amount reduces the
Annual Income Amount proportionately.  Each proportional reduction is calculated by multiplying the Annual Income Amount by the ratio of the Excess Income to the Account Value immediately subsequent to the withdrawal of any Annual Income Amount and prior to the withdrawal of the Excess Income (even if both withdrawals occurred in the same day or as one withdrawal request).  Each withdrawal of
Excess Income also reduces the Protected Withdrawal Value by the same proportion.

No GMAVC, as described below, will be applied if any withdrawal is taken prior to the Tenth Anniversary Date. No Contingent Deferred
Sales Charge is applicable to any withdrawal that is less than or equal to the Annual Income Amount, even if the total amount of such withdrawals in any Annuity Year exceeds any maximum free withdrawal amount described in the Annuity. Such withdrawals are not treated as withdrawals of Purchase Payments. Each withdrawal of Excess Income may incur any applicable Contingent Deferred Sales Charge.

Withdrawal Flexibility:  Withdrawals are not required.  However, the Annual Income Amount is not increased in subsequent Annuity
Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the Annual Income Amount.

Additional Purchase Payment(s) after your First Withdrawal:  If your Annuity permits additional Purchase Payments, then, before your
Account Value is depleted, you may make additional Purchase Payments, subject to the Purchase Payments Limitation provision below.
We reserve the right not to accept additional Purchase Payments if the Account Value becomes zero.  The Annual Income Amount is increased by an amount obtained by applying the applicable Annual Income Percentage shown in the Schedule Supplement to the Adjusted
Purchase Payment.  The applicable Annual Income Percentage is based on the attained age of the single Designated Life, or the younger of the Spousal Designated Lives, on the date of the first withdrawal after the Effective Date.  The Protected Withdrawal Value is increased by the amount of each Adjusted Purchase Payment.

Purchase Payment(s) Limitation:  If your Annuity permits additional Purchase Payments, we may limit any additional Purchase
Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the
Annual Income Amount is being increased in an unintended fashion.  Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional
Purchase Payment(s).  We reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections.  We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Required Minimum Distributions:  If: (1) any Required Minimum Distributions are made in any Annuity Year from your Annuity to meet the Required Minimum Distribution provisions of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder, and (2) such distributions are greater than the Annual Income Amount, then, such distributions will not be treated as Excess Income for purposes of this Rider.  For purposes of this provision, Required Minimum Distributions are determined based on the value of your Annuity, and do not include the value of any other contracts subject to the Required Minimum Distribution rules.  Required Minimum Distributions are considered a withdrawal from your Annuity; therefore, no GMAVC, as described below, will be applied if such withdrawal is made prior to the Tenth Anniversary Date.

Step-Ups:  We automatically step up your Annual Income Amount as follows:

Beginning on the first anniversary of the Issue Date of your Annuity after the first withdrawal subsequent to the Effective Date, and on every anniversary thereafter, we will step up your Annual Income Amount if the conditions set forth in this paragraph are met.
Specifically, we step up your Annual Income Amount if the value resulting from applying the applicable Annual Income Percentage shown in the Schedule Supplement to the highest quarterly Account Value (as measured on each quarter-end after the Issue Date of your
Annuity), occurring over the past Annuity Year and adjusted for any withdrawals and any additional Adjusted Purchase Payments, results in an amount greater than your current Annual Income Amount.  For step-up purposes, the applicable Annual Income Percentage is based on the attained age of the single Designated Life, or the younger of the Spousal Designated Lives, at the time the step-up occurs.

For the first step-up, the comparison may be based on less than four quarterly Account Values, since the first withdrawal may occur after one or more quarter-ends within an Annuity Year.  Thereafter, the comparison of Account Values is based on four quarter-ends in each Annuity Year.

We reserve the right at the time of a step-up opportunity, as described above, to increase the charge for this Rider to the then-current charge we apply for new elections of this Rider.  We will notify you of the increase in charge prior to our implementing any such increase, and you must notify us In Writing if you wish to opt out of this feature based on our procedures at the time of notification.  You are only permitted to opt out of the automatic step-up feature, if the charge increases.  Once you opt out of the automatic step-up feature, you will not participate in any future step-up opportunities unless you re-elect the automatic step-up feature.  To re-elect the feature, you must notify us In Writing.  Upon re-election of this feature, you will be subject to the then-current charge we apply to new elections of this Rider.

Guaranteed Minimum Account Value Credit ("GMAVC"):  The GMAVC is equal to the difference between (a) the sum of: (i) the Account
Value on the Effective Date; and (ii) any Adjusted Purchase Payments made after the Effective Date but before the first anniversary of the Effective Date, and (b) the Account Value on the Tenth Anniversary Date.  We will apply a GMAVC to your Account Value if on the Tenth Anniversary Date: (1) you have not made any withdrawals (including, but not limited to, withdrawals taken as required minimum distributions); and (2) the GMAVC is greater than zero.

The GMAVC will be allocated among the elected Sub-accounts and the Transfer Account in the same proportion that each bears to your total Account Value immediately prior to the application of the GMAVC.

The GMAVC will not be considered a Purchase Payment for any purpose, including, but not limited to, determining the amount of any death benefit or the value of any optional benefit.  However, because the GMAVC will be added to the Account Value, the GMAVC will be subject to each charge under the Annuity that is based on Account Value.

Guarantee Payments:  Once your Account Value is depleted, we subsequently make Guarantee Payments, as long as any Excess Income has not reduced the Annual Income Amount to zero, until the death of the single Designated Life or the second of the Spousal Designated
Lives to die (or upon the simultaneous deaths of both Spousal Designated Lives), as applicable, as long as the Spousal Designated
Lives were Spouses at the time of the First Death.  In the Annuity Year in which your Account Value is depleted, the only Guarantee
Payment due, if any, generally equals the Annual Income Amount not yet withdrawn in that Annuity Year.  In subsequent Annuity Years, the Guarantee Payment equals the Annual Income Amount in effect as of the date the Account Value is depleted.

Unless you request an alternate mode of payment we make available, we make such Guarantee Payments once each Annuity Year.

We will commute any Guarantee Payments due and pay you a lump sum if the total Guarantee Payment due each Annuity Year is less than the Minimum Guarantee Payment amount shown in the Schedule Supplement.  We commute the Guarantee Payments in a manner equivalent to commuting payments for a fixed, joint life and last survivor annuity if both Spousal Designated Lives are living, or a fixed, single life annuity if only one of the Spousal Designated Lives is living or if this Rider was issued with a single Designated Life.  We use the same basis that is used to calculate the guaranteed annuity rates in your Annuity.

Annuity Payments:  If annuity payments are to begin under the terms of your Annuity, you can elect to either:
(1)      apply your Account Value to any annuity option available in the Annuity Payments section of your Annuity; or

(2)      request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income
              Amount.  We will continue to make such payments until the death of the single Designated Life or, as applicable, the death of the second Spousal Designated Life as long as the Spousal Designated Lives were Spouses at the time of the
              First Death.  If this option is elected, the Annual Income Amount will not increase after annuity payments have begun.

We must receive your request at our Office In Writing.  If annuity payments are to begin under the terms of your Annuity and you have not made an election, we will make annual annuity payments as a joint and last survivor fixed annuity or as a single life fixed annuity, as applicable, each with ten payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity.  The annual guaranteed annuity rates for a joint and last survivor fixed annuity and a single life fixed annuity, each with ten payments certain are shown in the Annuity Payment Table in the Schedule Supplement.

The amount that will be applied to provide such annuity payments under the default annuity payment option will be the greater of:

         (1)  the present value of future Annual Income Amount payments.  Such present value will be calculated using the same basis that is used to calculate the greater of the current and the guaranteed annuity rates in your Annuity; and

         (2)  the Account Value.

Once we receive your election to commence annuity payments, or we make the first payment under a default annuity payment option provision, we will only make annuity payments guaranteed under the specific annuity payment option, and the annuity payment option cannot be changed.

We may limit the length of any annuity payout option, including but not limited to any default option and any period certain, to conform with applicable tax law and to satisfy the Required Minimum Distribution rules.

If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date we transfer all Account Value in order to begin annuity payments.

Beneficiary Income Option:  There is an optional death benefit available under this Rider for an additional charge.  The Schedule
Supplement will indicate whether you have elected the Beneficiary Income Option and the corresponding charge for the Rider.  The
Beneficiary Income Option can only be elected in conjunction with this Rider.  Once elected, the Beneficiary Income Option cannot be terminated unless you terminate this Rider in its entirety.

If the Beneficiary Income Option under this Rider has been elected, the following provisions apply:

         (1)  If a single Designated Life is listed in the Schedule Supplement, the death benefit is payable when we receive due proof, In Writing, of the death of the single Designated Life.

         (2)  If Spousal Designated Lives are listed in the Schedule Supplement, the death benefit is payable when we receive due proof, In Writing, of the death of the second Spousal Designated Life to die, as long as the Spousal Designated Lives were Spouses at the time of the First Death.

         (3)  Upon the death of the applicable Designated Life, the Beneficiary can choose to receive either:

(a)      the death benefit amount that would otherwise be payable under the terms of the Annuity; or

              (b)   the Beneficiary Income Amount payable as a series of periodic payments.  The Beneficiary Income Amount is equal to
                  (1) if no prior withdrawals were taken, the Protected Withdrawal Value determined as if you made your first withdrawal on the date of death of the applicable Designated Life, or (2) if prior withdrawals were taken, the
                  Protected Withdrawal Value determined on the date we receive due proof, In Writing, of the death of the applicable
                  Designated Life.  The Beneficiary Income Amount is only payable as a series of periodic payments that initially equal the Annual Income Amount as of the date we determine the Beneficiary Income Amount. We will continue to make the payments until the Beneficiary Income Amount is depleted. When the final periodic payment is greater than the remaining Beneficiary Income Amount, the final payment will equal the remaining Beneficiary Income Amount.

We will make these certain period payments annually on the Contract Anniversary unless the Beneficiary(ies) elects to receive the payments on a more frequent basis. In the latter case, each payment will be pro-rated so that the total amount of payments in an
Annuity Year will equal the Annual Income Amount.

If there are multiple Beneficiaries within the same class who are entitled to receive the death benefit, each Beneficiary may choose to receive his/her individual portion of the death benefit in the manner described in either (3)(a) or (3)(b) above.  If a
Beneficiary elects to receive the death benefit in the form of the Beneficiary Income Amount, the Beneficiary must designate his/her own Beneficiary to receive any payments remaining on his/her death.  We must be notified In Writing of such designation.

For purposes of calculating the death benefit under the Beneficiary Income Option, the Beneficiary Income Amount is reduced by any
Credits applied within 12 months of the applicable Designated Life's date of death.

All other provisions of the Annuity regarding the death benefit continue to apply unless specifically indicated in this Rider, including, but not limited to:

o        those addressing eligibility, and
o        those addressing limits of applicability, including any suspension period due to a change in any designation.

Death of a Designated Life under this Rider:  Please also refer to the "Termination of Benefits" provision below.

         Death of the Single Designated Life:  If this Rider was issued with a single Designated Life and such person dies, this
         Rider terminates and the death benefit provisions of your Annuity apply. However, if you have elected the Beneficiary Income
         Option under this Rider, the death benefit payable is described in the "Beneficiary Income Option" provision above.

         Death of the First of the Spousal Designated Lives and Spousal Continuation:  For purposes of this Rider the "Spousal
         Continuation" provision of your Annuity is supplemented as follows:

o        Upon the First Death, if a death benefit would be payable under the Annuity, and the surviving Designated Life chooses to continue the Annuity, this Rider remains in force unless we are instructed otherwise.  We will not transfer any amounts to the money market Sub-account upon receipt of due proof of the decedent's death in connection with this Rider.  The
              Account Value will remain in the elected investment options for this Rider (see the "Investment Limitations" provision below).

o        Upon the First Death, if a death benefit would be payable under the Annuity, and a Spouse who chooses to continue the
              Annuity is not a Designated Life, this Rider terminates.  Refer to the "Termination of Benefits" provision below.

o        Upon the First Death, if a death benefit would be payable under the Annuity, and the Annuity is not continued according to the Spousal Continuation provision of the Annuity, the death benefit will be paid under the terms of your Annuity, and the Rider terminates as of the date we receive due proof of death In Writing.

o        Upon the First Death, if a death benefit is not payable under the Annuity (e.g., if the first of the Spousal Designated
              Lives to die is the Beneficiary but not an Owner), the Rider will continue.

         Death of the Second of the Spousal Designated Lives:  If this Rider was issued with Spousal Designated Lives and the second
         Spousal Designated Life dies, this Rider terminates and the death benefit provisions of your Annuity apply.  However, if you have elected the Beneficiary Income Option under this Rider, any death benefit payable upon the death of the second of the
         Spousal Designated Lives is described in the "Beneficiary Income Option" provision above.

Misstatement of Age or Sex:  For purposes of this Rider, the following sentence is added to the section in your Annuity entitled
"Misstatement of Age or Sex":

If there has been a misstatement of the age and/or sex of a single Designated Life or Spousal Designated Life upon whose life the guarantees under this Rider are based, we make adjustments to any charges, availability and any benefits payable under this Rider to conform to the facts.

Minimum Surrender Value:  Any provision in your Annuity requiring there be a minimum Surrender Value or Account Value as of the date of any withdrawal is waived while this Rider is in effect.

Investment Limitations:  While this Rider is in effect, your entire Account Value must be allocated to only those investment options we permit, except as required under the conditions set out in the "Transfers to and from the Transfer Account" section below.  In addition, you may be required to maintain all or a portion of your Account Value in accordance with an asset allocation model.  At any time until this Rider is terminated, these investment limitations may be implemented, suspended or changed.  This includes changing prohibited investment options, changing the extent to which Account Value may be allocated to an investment option, and changing elected investment options.  Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers made during an Annuity Year.  If, subsequent to your election of this benefit, we change our requirements as to how Account Value must be allocated under the benefit, that new requirement will apply only to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements.  All transfers and Purchase Payments made after such a change in requirements may be subject to the new investment limitations.

Transfer Account:  We monitor the investment performance of your Account Value each Valuation Day to determine if we need to transfer any portion of your Account Value to or from the Transfer Account to maintain the guarantees provided by this benefit.  We transfer
Account Value to or from the Transfer Account, and we only maintain Account Value in the Transfer Account to the extent dictated by the Transfer Calculation Formula.  You are not permitted to allocate amounts to the Transfer Account.

To the extent permitted by law, we reserve the right at any time to use a Transfer Account that differs from the one that was available when your Rider became effective.  We may establish different Transfer Accounts for different classes of annuity purchasers and for different annuities.

Transfers to and from the Transfer Account:  On each Valuation Day, including the Effective Date, a Transfer Calculation Formula is
used to determine whether any portion of your Account Value is to be transferred to or from the Transfer Account.  You are not permitted to transfer amounts to or from the Transfer Account.  Unless you are participating in any asset allocation program for which we are providing administrative support, the formula allocates any amount transferred from the Transfer Account to the elected
Sub-accounts pro-rata based on the Account Values in such Sub-accounts at that time.  If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program.  Transfers to the Transfer Account will be taken pro-rata from the elected Sub-accounts and elected Fixed Rate Options.  In the event your entire Account Value is allocated to the Transfer Account, any transfers to the elected Sub-accounts will be made in accordance with your most recent allocation instructions.  Transfers to and from the Transfer Account do not count against the number of free transfers you may make during an Annuity Year.

Withdrawals:  Any withdrawals from your Annuity while this Rider is in effect will be taken pro-rata from the elected Sub-accounts, elected Fixed Rate Options and the Transfer Account.

Charge for the Rider:  The charge for this Rider depends on whether you have named a single  Designated Life or Spousal Designated
Lives and whether you have elected the Beneficiary Income Option.  The charge is assessed on the last day of each Benefit Quarter, and is applied to the Protected Withdrawal Value calculated on the Valuation Day prior to the last day of each Benefit Quarter at the quarterly equivalent of the applicable annual rate.  On the Effective Date, the applicable rate(s) is as shown in the Schedule
Supplement.

The charge is deducted pro-rata from each elected Sub-account, elected Fixed Rate Option and the Transfer Account, to the extent to which the Account Value in your Annuity is allocated to any of them, until the Account Value equals zero or this Rider terminates.
If the charge to be deducted exceeds the Account Value at that time, we will reduce the Account Value to zero and this Rider will continue pursuant to the "Guarantee Payments" provision.  The charge will not be treated as a withdrawal for purposes of this Rider.
The charge does not reduce the Protected Withdrawal Value or any previously established quarterly Account Value described in the
"Step-Ups" provision.
Upon any step-up, we may increase the charge if the charge for the Rider at the time of the step-up has increased.  Any new charge resulting from the step-up is based on charges applicable to annuity purchasers of the same class of Annuity.  See the "Step-Ups"
provision for more details.

We cease to deduct a charge for the Rider after it terminates in accordance with the "Termination of Benefits" provision below.  In the event this Rider terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the most recent charge for the Rider was deducted.

Proof of Survival:  Any Guarantee Payment is subject to evidence we receive In Writing that the single Designated Life or at least one Spousal Designated Life is then alive.  We may withhold such Guarantee Payments until we receive such evidence or evidence satisfactory to us of the life of the single Designated Life or at least one of the Spousal Designated Lives.  We credit interest on such withheld Guarantee Payments at the rate required by law.  Should we subsequently determine withheld Guarantee Payments are payable, we will pay the withheld Guarantee Payments and any applicable interest credited in a lump sum.

Facility of Payment: We reserve the right, in settlement of full liability, to make Guarantee Payments to a guardian, relative, or other person if a Designated Life payee is deemed to be legally incompetent, as permitted by law.

Recovery of Excess Guarantee Payments:  We may recover from you or your estate any Guarantee Payments made after the death of the single Designated Life or both Spousal Designated Lives.

Termination of Benefits:  You may terminate this Rider at any time upon notification to us In Writing.  Upon the termination of this
Rider, we transfer any remaining Account Value from the Transfer Account.  Unless you are participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount to the elected Sub-accounts pro-rata based on the Account Values in such Sub-accounts at that time.  If you are then participating in an such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program.  In the event your entire Account Value is allocated to the Transfer Account, the transfer to the elected Sub-accounts will be made in accordance with your most recent allocation instructions.

Benefits pursuant to this Rider terminate upon the first to occur of the following events:

(1)      we process a termination of this Rider, and/or your request for full surrender of the  Annuity.  If your Annuity is otherwise still in effect, we will consider you to have elected to remain in any applicable asset allocation program then in effect, or in the investment options that we require for the Rider, other than the Transfer Account, unless you instruct us otherwise;

(2)      the date of receipt of due proof of the First Death who is an Owner (or who is the Annuitant, if the Annuity is
                  entity-owned), if the surviving Spousal Designated Life does not elect to continue the Annuity, and any Account
                  Value remains on the date of death;

(3)      the date of receipt of due proof of the First Death who is an Owner (or who is the Annuitant, if the Annuity is
                  entity-owned) if the surviving Spouse is not eligible to continue the benefit because such Spouse is not a Spousal
                  Designated Life and any Account Value remains on the date of death;

(4)      the date of receipt of due proof of the death of the single Designated Life or the second to die of the Spousal Designated
                  Lives, if death occurs while Account Value remains on the date of death; however, if the Beneficiary Income Option is elected under this Rider, the Beneficiary Income Amount will be payable as described in the "Beneficiary Income
                  Option" provision above;

         (5)        the date of death of the single Designated Life or the second to die of the Spousal Designated Lives when Account
                  Value is depleted as of the date of death; however, if the Beneficiary Income Option is elected under this Rider, the Beneficiary Income Amount will be payable as described in the "Beneficiary Income Option" provision above;

         (6)      if Account Value remains on the Annuity Date, or if earlier, the date we transfer all Account Value in order to begin annuity payments;

(7)            each of the Account Value and the Annual Income Amount is zero; and

         (8)      we process a request to change any designation of the Annuity that either results in a violation of the "Owner,
                  Annuitant and Beneficiary Designations" provision of this Rider or if we do not then consent to continue the Rider.

                                            PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

                                                  [OBJECT OMITTED]][GRAPHIC OMITTED]
                                                    [_____________________________]
                                                               Secretary

RID-HD7-DB(7/08)